PRESS RELEASE


             DELANCO BANCORP, INC. ANNOUNCES REGULATORY APPROVAL TO
                          CONSUMMATE ITS STOCK OFFERING

Delanco, New Jersey, March 29, 2007 -Delanco Bancorp, Inc., the holding company for Delanco Federal Savings Bank, announced that it received regulatory approval to complete its pending stock offering. All orders that have been accepted by the Company will be filled in full. The offering, which expired on March 21, 2007, was managed by Ryan Beck & Co., Inc.

Delanco Bancorp will sell 735,626 shares of common stock to eligible depositors of Delanco Federal Savings Bank, the Delanco Federal Savings Bank Employee Stock Ownership Plan, and members of the general public at a price of $10.00 per share. After the offering, Delanco Bancorp will have 1,634,725 shares outstanding, including shares issued to Delanco MHC.

Delanco Bancorp expects to consummate its stock offering on Friday, March 30, 2007. Shares of Delanco Bancorp's common stock are expected to begin trading on Monday, April 2, 2007 on the OTC Bulletin Board under the symbol "DLNO."

Delanco Bancorp expects its transfer agent to mail stock certificates to investors on or about Monday, April 2, 2007.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:

Delanco Bancorp, Inc.
Robert Notigan, 856-461-0611